UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 24, 2015

VOYA FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York		10169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On September 24, 2015, Voya Financial, Inc. and its subsidiary Security Life of Denver International Limited (“SLDI”) entered into a Facility Agreement with Hannover Life Reassurance Company of America and several of its affiliates. The Facility Agreement will be used to collateralize reinsurance liabilities of SLDI to another subsidiary of Voya Financial, Security Life of Denver Insurance Company. Since 2009, these reinsurance liabilities have been retroceded by SLDI to an affiliate of Hannover Life, and, prior to entry into the Facility Agreement, were collateralized by letters of credit and collateral notes issued under Voya Financial and SLDI credit agreements with third-party financial institutions. This collateral has been replaced by a variable rate senior note issued pursuant to the Facility Agreement by Hannover Life’s parent, Hannover Rück SE, in the principal amount of $2.9 billion and with a maturity date of September 1, 2025.

Under this new collateral arrangement, Voya Financial and SLDI have reduced their use of letters of credit and other collateral for reserve financing requirements by approximately $2.3 billion as of the date of the transaction, and will realize a consequent reduction in financing fees for the duration of the Facility Agreement. Voya Financial estimates that the financing fees eliminated by this transaction amounted to approximately $20 million (net of partial reimbursements from Hannover Life) during the twelve-month period preceding the entry into the Facility Agreement.

The block of business affected by these arrangements is reported in Voya Financial’s Closed Block Other segment. As business exited by reinsurance, it is excluded from that segment’s operating earnings.

Further information regarding the Facility Agreement and the associated transaction is contained in Item 1.01 of this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information provided pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 1.01. Entry into a Material Definitive Agreement

On September 24, 2015, Voya Financial, Inc. (the “Company”), SLDI, Hannover Life Reassurance Company of America (“HLRUS”); Hannover Re (Ireland) Limited (“HRI”), and Hannover Rück SE (“Hannover Re”) entered into a Hannover Re Buyer Facility Agreement (the “Facility Agreement”). Pursuant to the Facility Agreement, Hannover Re issued a Variable Rate Senior Note due September 1, 2025 in the principal amount of $2,900,000,000 (the “Note”) as reinsurance collateral to The Bank of New York Mellon, as trustee under a credit for reinsurance trust established by SLDI for the benefit of SLD. The Note collateralizes a portion of the reinsurance liabilities incurred by SLDI under two pre-existing reinsurance agreements between SLDI and SLD covering a designated block of life insurance policies (the “Subject Business”). SLDI has retroceded its liabilities in respect of the Subject Business to HRI under a pre-existing retrocession reinsurance agreement between SLDI and HRI (the “Retrocession Agreement”). Hannover Re’s issuance of the Note also serves as an effective guarantee of the performance of HRI of its material obligations under the Retrocession Agreement.

Under the Facility Agreement, the Company and SLDI have contingent reimbursement and guarantee obligations, up to the full principal amount of the Note, in the remote circumstance where SLD or SLDI directs the sale or liquidation of the Note other than as permitted by the Facility Agreement, or fails to return reinsurance collateral (including the Note) upon termination of the Facility Agreement or as otherwise required by the Facility Agreement. In general, the Facility Agreement permits a sale or liquidation of the Note without the Company or SLDI incurring a reimbursement or guarantee obligation only upon the failure by Hannover Re or HRI to perform specified obligations under the Facility Agreement or if HRI fails to perform its material obligations under the Retrocession Agreement. In addition, the Company has agreed to indemnify Hannover Re for any losses it incurs in the event that SLD or SLDI were to exercise offset rights unrelated to the Subject Business. The Facility Agreement may only be terminated upon the occurrence of certain specified events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voya Financial, Inc.
(Registrant)

By:	/s/ TREVOR OGLE

Name:	Trevor Ogle
Title:	Senior Vice President and Deputy General Counsel

Dated: September 30, 2015